SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                           I.C. ISAACS & COMPANY, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.0001 PAR VALUE
                         (Title of Class of Securities)

                                    464192103
                                 (CUSIP Number)

                                  JUNE 8, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)











                              (Page 1 of 13 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------------------------------------------
CUSIP No. 464192103                  13G                  Page 2 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. 74-3019360
            OF ABOVE PERSONS (ENTITIES ONLY)
            ASLAN CAPITAL, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              731,300
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              731,300
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              731,300
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              6.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              OO*
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464192103                  13G                  Page 3 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. 41-2038996
            OF ABOVE PERSONS (ENTITIES ONLY)
            ASLAN CAPITAL MANAGEMENT, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              731,300
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              731,300
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              731,300
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              6.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              IA*
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464192103                  13G                  Page 4 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. 74-3019911
            OF ABOVE PERSONS (ENTITIES ONLY)
            ASLAN ADVISORS, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              731,300
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              731,300
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              731,300
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              6.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              IA*
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464192103                  13G                  Page 5 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. 98-0372443
            OF ABOVE PERSONS (ENTITIES ONLY)
            ASLAN CAPITAL MASTER FUND, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              731,300
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              731,300
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              731,300
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              6.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              PN*
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464192103                  13G                  Page 6 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            BRUCE W. GREGORY
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              UNITED STATES
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              731,300
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              731,300
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              731,300
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              6.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              IN*
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464192103                  13G                  Page 7 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            DIRK REINHARDT
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                        UNITED STATES
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              731,300
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              731,300
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              731,300
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              6.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              IN*
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 464192103                  13G                  Page 8 of 13 Pages


Item 1(a).     Name of Issuer:

     The name of the issuer is I.C. ISAACS & COMPANY, INC. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 3840 BANK STREET, BALTIMORE, MARYLAND, 21224-2522

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) ASLAN CAPITAL, LLC, a Delaware limited liability company, as the general partner to the Delaware limited partnerships Aslan Capital Management, LP, Aslan Advisors, LP and Aslan Capital Master Fund, LP;

         (ii) ASLAN CAPITAL MANAGEMENT, LP, a Delaware limited partnership, as the investment manager of the Aslan Capital Fund I, LP, a Delaware limited partnership, and the Aslan Capital Fund I (QP), LP, a Delaware limited partnership, (together, the "Aslan Funds");

       (iii) ASLAN ADVISORS, LP, a Delaware limited partnership, as the investment advisor of the Aslan Funds and Aslan Capital Offshore Fund, Ltd., a Cayman Islands exempted company;

       (iv) ASLAN CAPITAL MASTER FUND, LP, a Cayman Islands [exempted] limited partnership, as the master fund [where the securities that are the subject of this filing are held] of the Aslan Funds and Aslan Capital Offshore Fund, Ltd., a Cayman Islands exempted limited partnership;

        (v) BRUCE W. GREGORY, a citizen of the United States, and the managing member of each of Aslan Capital, LLC, Aslan Capital Management, LP, Aslan Advisors, LP and Aslan Capital Master Fund, LP, with respect to the shares of Common Stock subject to the control of Aslan Capital, LLC; and

          (vi) DIRK REINHARDT, a citizen of the United States, and the managing member of each of Aslan Capital, LLC, Aslan Capital Management, LP, Aslan Advisors, LP and Aslan Capital Master Fund, LP, with respect to the shares of Common Stock subject to the control of Aslan Capital, LLC.

              The foregoing persons are sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 464192103                  13G                  Page 9 of 13 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 375 PARK AVENUE, NEW YORK, NEW YORK 10152.

Item 2(c).     Citizenship:

     ASLAN CAPITAL, LLC IS A DELAWARE LIMITED LIABILITY COMPANY. EACH OF ASLAN CAPITAL MANAGEMENT, LP AND ASLAN ADVISORS, LP IS A DELAWARE LIMITED PARTNERSHIP. ASLAN CAPITAL MASTER FUND, LP IS A CAYMAN ISLANDS EXEMPTED LIMITED PARTNERSHIP. EACH OF BRUCE W. GREGORY AND DIRK REINHARDT IS A UNITED STATES CITIZEN.

Item 2(d).     Title of Class of Securities:

     COMMON STOCK, $0.0001 PAR VALUE (THE "COMMON STOCK").

Item 2(e).  CUSIP Number:

     464192103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1
                  (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO 13D-1(C), CHECK THIS BOX: [X]

CUSIP No. 464192103                  13G                 Page 10 of 13 Pages

Item 4.   Ownership.

      A. ASLAN CAPITAL, LLC
              (a) Amount beneficially owned: 731,300
              (b) Percent of class: 6.2% The percentages used herein and in the rest of Item 4 are calculated based upon the 11,707,573 shares of Common Stock issued and outstanding as of MAY 13, 2005 as reported on the Company's FORM 10-Q for the quarterly period ended MARCH 31, 2005 filed on MAY 16, 2005.
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 731,300
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 731,300

      B. ASLAN CAPITAL MANAGEMENT, LP
              (a) Amount beneficially owned: 731,300
              (b) Percent of class: 6.2%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 731,300
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 731,300

      C. ASLAN ADVISORS, LP
              (a) Amount beneficially owned: 731,300
              (b) Percent of class: 6.2%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 731,300
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 731,300

      D. ASLAN CAPITAL MASTER FUND, LP
              (a) Amount beneficially owned: 731,300
              (b) Percent of class: 6.2%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 731,300
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 731,300

      E. BRUCE W. GREGORY
              (a) Amount beneficially owned: 731,300
              (b) Percent of class: 6.2%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 731,300
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 731,300

      F. DIRK REINHARDT
              (a) Amount beneficially owned: 731,300
              (b) Percent of class: 6.2%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 731,300
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 731,300

CUSIP No. 464192103                  13G                 Page 11 of 13 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     As the sole general partner of Aslan Capital Master Fund, LP, Aslan Capital, LLC, has the power to vote and dispose of the shares of the Common Stock owned by Aslan Capital Master Fund, LP, and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Aslan Capital Management, LP serves as the investment manager of Aslan Capital Master Fund, LP. Accordingly, Aslan Capital Management, LP may be deemed the beneficial owner of shares held by Aslan Capital Master Fund, LP. Aslan Advisors, LP is the investment advisor to Aslan Capital Master Fund, LP and, accordingly, Aslan Advisors, LP may be deemed the beneficial owner of shares held by Aslan Capital Master Fund, LP. Aslan Capital Master Fund, LP directly owns the common stock that is the subject of this Schedule 13G filing. Bruce W. Gregory and Dirk Reinhardt are the managing members of each of Aslan Capital, LLC, Aslan Capital Management, LP, Aslan Advisors, LP and Aslan Capital Master Fund, LP, and in that capacity direct their operations. Therefore, Bruce W. Gregory and Dirk Reinhardt may be beneficial owners of shares beneficially owned by Aslan Capital, LLC, Aslan Capital Management, LP, Aslan Advisors, LP and Aslan Capital Master Fund, LP.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 464192103                  13G                 Page 12 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  JUNE 17, 2005

                                              ASLAN CAPITAL, LLC



                                              /s/ BRUCE W. GREGORY
                                              -----------------------------
                                              NAME: BRUCE W. GREGORY
                                              TITLE: MANAGING MEMBER




                                              ASLAN CAPITAL MANAGEMENT, LP



                                              /s/ BRUCE W. GREGORY
                                              -----------------------------
                                              NAME: BRUCE W. GREGORY
                                              TITLE: MANAGING MEMBER




                                              ASLAN ADVISORS, LP



                                              /s/ BRUCE W. GREGORY
                                              -----------------------------
                                              NAME: BRUCE W. GREGORY
                                              TITLE: MANAGING MEMBER




                                              ASLAN CAPITAL MASTER FUND, LP



                                              /s/ BRUCE W. GREGORY
                                              ------------------------------
                                              NAME: BRUCE W. GREGORY
                                              TITLE: MANAGING MEMBER

CUSIP No. 464192103                  13G                 Page 13 of 13 Pages

                                              BRUCE W. GREGORY,  INDIVIDUALLY



                                              /s/ BRUCE W. GREGORY
                                              ------------------------------
                                              NAME: BRUCE W. GREGORY





                                              DIRK REINHARDT,  INDIVIDUALLY



                                              /s/ DIRK REINHARDT
                                              -----------------------------
                                              NAME: DIRK REINHARDT